UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3*)


                                  Inforte Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45677R 10 7
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [_]             Rule 13d-1(b)

              [_]             Rule 13d-1(c)

              [X]             Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 5 Pages

------------------------------------------------------
CUSIP No. 45677R-10-7
------------------------------------------------------


================================================================================
   1        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen C.P. Mack
--------------------------------------------------------------------------------
   2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
   3        SEC USE ONLY

--------------------------------------------------------------------------------
   4        CITIZENSHIP OR PLACE OF ORGANIZATION

            United Kingdom
--------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER
          NUMBER OF                    1,670,000
            SHARES           ---------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY                    N/A
             EACH            ---------------------------------------------------
          REPORTING              7     SOLE DISPOSITIVE POWER
            PERSON                     1,670,000
             WITH            ---------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER
                                       N/A
--------------------------------------------------------------------------------
   9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,670,000
--------------------------------------------------------------------------------
  10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES (SEE INSTRUCTIONS)                                      [_]
--------------------------------------------------------------------------------
  11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             15.0%
--------------------------------------------------------------------------------
  12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             IN
--------------------------------------------------------------------------------


                                Page 2 of 5 Pages

------------------------------------------------------
CUSIP No. 45677R-10-7
------------------------------------------------------


             Item 1(a).   Name of Issuer:
             ---------    --------------

                          Inforte Corp.

             Item 1(b).   Address of Issuer's Principal Executive Offices:
             ---------    -----------------------------------------------

                          150 N. Michigan Ave.
                          Suite 3400
                          Chicago, IL 60601

             Item 2(a).   Name of Person Filing:
             ---------    ---------------------

                          Stephen C.P. Mack

             Item 2(b).   Address of Principal Business Office or, if none,
             ---------    ------------------------------------------------
                          Residence:
                          ---------

                          150 N. Michigan Ave.
                          Suite 3400
                          Chicago, IL 60601

             Item 2(c).   Citizenship:
             ---------    -----------

                          United Kingdom

             Item 2(d).   Title of Class of Securities:
             ---------    ----------------------------

                          Common Stock, $0.001 par value

             Item 2(e).   CUSIP Number:
             ---------    ------------

                          45677R-10-7

             Item 3.      If this statement is filed pursuant to Rules 13d-1(b),
             -------      ------------------------------------------------------
                          or 13d-2(b) or (c), check whether the person filing
                          ---------------------------------------------------
                          is a:
                          ----

                          Inapplicable

             Item 4.      Ownership (as of December 31, 2003)
             -------      -----------------------------------
                          (a)  Amount Beneficially Owned: 1,670,000

                          (b)  Percent of Class: 15.0%


                                Page 3 of 5 Pages

------------------------------------------------------
CUSIP No. 45677R-10-7
------------------------------------------------------


                          (c)   Number of shares as to which such person has:

                                (i)   sole power to vote or to direct the vote:
                                      1,670,000

                                (ii)  shared power to vote or to direct the
                                      vote: Inapplicable

                                (iii) sole power to dispose or to direct the
                                      disposition of: 1,670,000

                                (iv) shared power to dispose or to direct the disposition of: Inapplicable

             Item 5.      Ownership of Five Percent or Less of a Class.
             ------       --------------------------------------------

                          Inapplicable

             Item 6.      Ownership of More than Five Percent on Behalf of
             ------       ------------------------------------------------
                          Another Person.
                          --------------

                          Inapplicable

             Item 7.      Identification and Classification of the Subsidiary
                          ---------------------------------------------------
                          Which Acquired the Security Being Reported on By the
                          ----------------------------------------------------
                          Parent Holding Company.
                          ----------------------

                          Inapplicable

             Item 8.      Identification and Classification of Members of the
             ------       ---------------------------------------------------
                          Group.
                          -----

                          Inapplicable

             Item 9.      Notice of Dissolution of Group.
             ------       ------------------------------

                          Inapplicable

             Item 10.     Certification.
             -------      -------------

                          Inapplicable


                                Page 4 of 5 Pages

------------------------------------------------------
CUSIP No. 45677R-10-7
------------------------------------------------------




                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 3, 2004


         /s/ Stephen C.P. Mack
         ----------------------------------
         Stephen C.P. Mack













                                Page 5 of 5 Pages